Exhibit No. 10.2
Form 10-KSB
SimplaGene USA, Inc.
File No. 333-100110

                          Licensee Agreement for Use of
                           the SimplaGene HBV Database

This Agreement is made this ___ day of __________, 200_, by and between Ningbo SimplaGene Institute, a Chinese Corporation (hereinafter referred to as "SimplaGene") by and through its authorized agent, SimplaGene, USA, Inc., a Nevada Corporation having its principal office at 11900 Wayzata Blvd., Suite 100, Hopkins, Minnesota 55305 and _______________ (hereinafter referred to as Licensee) having its principal office at __________________.

WHEREAS, SimplaGene is offering its machine-readable Hepatitis Type "B" Virus information database (the HBV Database) for sale for use in the advancement of medical research and related sciences, and;

WHEREAS, Licensee wishes to acquire the use of the HBV Database,

NOW THEREFORE, it is mutually agreed as follows:

                                    SECTION 1
                                   DEFINITIONS

1.1 "Documentation" means the "HBV Database User's Manual", with all additions, changes and updates furnished by SimplaGene under this Agreement.

1.2 "Product" means one CD-ROM diskette containing the HBV Database, together with any and all updates and supplements furnished by SimplaGene from time to time hereunder, and one copy of the Documentation.

                                    SECTION 2
                          PRODUCT DELIVERY AND LICENSE

2.1 Deliverables. Upon execution of this Agreement and payment of the license fee provided below, SimplaGene shall deliver one copy of the Product to Licensee by over-night courier, and shall thereafter deliver to Licensee during the term of this Agreement all updates and supplements to the Product that may be made by SimplaGene from time to time.

2.2 Grant of License. SimplaGene hereby grants to Licensee a nonexclusive, non-transferable right to use the Product and HBV Database for medical research and medical product development purposes, subject to the restrictions contained in this Agreement.

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2.3 Use.  Licensee's  right to use the Product and HBV Database is restricted to internal use at the Licensee's site(s) for research purposes. Internal use includes use by employees, faculty, or students of a single organization at multiple sites. Internal research use expressly excludes: incorporation of the HBV Data or data derived from the Product and HBV Data in any publicly accessible system whether fee-based or non fee-based; publishing or translating or creating derivative works from the Product and HBV Data; selling, leasing, or otherwise making available the Product and HBV Data or data derived from the Product and HBV Data to any party outside the organization; and copying the Product and HBV Data for any purpose other than back up or archival purposes.

2.4 Protection Against Unauthorized Use. Licensee shall ensure that anyone who has authorized access to the Product and HBV Data under this Agreement complies with its provisions, and shall promptly notify SimplaGene of any unauthorized use of the Product or Documentation that comes to Licensee's attention. In the event of any unauthorized use is a result of any action taken by any of Licensee's employees, agents or representatives, Licensee shall use reasonable efforts to terminate such unauthorized use and to retrieve any copy of the Product or Documentation in the possession or control of the person or entity engaging in such unauthorized use. Licensee shall immediately notify SimplaGene of any legal proceeding initiated by Licensee in connection with such unauthorized use. SimplaGene may, at its option and expense, participate in any such proceeding and, in such event, Licensee shall provide such authority, information and assistance related to such proceeding as SimplaGene may reasonably request to protect SimplaGene's interests.

2.5 Reservation of Proprietary Rights. Licensee agrees and acknowledges that the Product and Documentation, including the HBV Data are the sole and exclusive property of SimplaGene and constitute valuable copyright, trade secret, and intellectual property of SimplaGene. Except for the License granted under paragraph 2.2, SimplaGene reserves all rights to the Product and Documentation. No title to or ownership of any Product or proprietary rights related to the Product or Documentation is transferred to Licensee under this Agreement.

                                    SECTION 3
                             PAYMENT OF LICENSE FEE

In consideration of SimplaGene granting of the License to Licensee, and for updates and supplements to the Product, Licensee shall pay to SimplaGene (i) $50,000 concurrently with the execution and delivery of this Agreement, and (ii) an annual fee, payable within thirty (30) days after the anniversary date of this Agreement and receipt of SimplaGene's invoice, equal to 20% of the then current license fee. In addition to the license fee, Licensee shall pay any sales, use, excise or other applicable taxes. Licensee shall pay all amounts due under this Agreement to SimplaGene's agent at the address indicated at the head of this Agreement or such other location as SimplaGene designates in writing.

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                                    SECTION 4
                                   TERMINATION

4.1 Term. The term of this Agreement and the License set forth in paragraph 2.2 shall commence on the date of this Agreement and shall end upon termination of this Agreement pursuant to paragraph 4.2. 4.2 Termination. Either SimplaGene, through its agent, or Licensee may terminate this Agreement and the License by giving thirty (30) days written notice of termination to the other party. Licensee shall pay all outstanding license fees on or before the date of termination.

4.3 Post Termination. Upon termination of this Agreement, Licensee shall immediately cease use of the Product and Documentation and destroy (and in writing certify such destruction), or return to SimplaGene's agent, all copies of the Product and Documentation then in Licensee's possession or control within five (5) days after termination, and immediately pay all outstanding license fees then owing under this Agreement. 4.4 Survival. Sections 4, and 6 and paragraphs 2.4, 2.5, and 5.3 and all other provisions of this Agreement which may reasonably be interpreted or construed as surviving the termination of this Agreement, shall survive the termination of this Agreement.

                                    SECTION 5
                             WARRANTIES AND REMEDIES

5.1 Performance Warranty. SimplaGene warrants to Licensee that for a period of thirty (30) days commencing upon delivery of the Product to Licensee, that when operated in accordance with the Documentation and other instructions provided by SimplaGene, the Product will perform substantially in accordance with the functional specifications set forth in the Documentation. During the warranty period, SimplaGene will provide Licensee, at no additional charge, with a replacement copy of the Product if the media becomes damaged or is destroyed to the extent that the Product is unusable. 5.2 Warranty Limitations. SimplaGene does not warrant that the Product is free from all bugs, errors and omissions; that the operation of the Product will be uninterrupted; that the Product will meet Licensee's requirements; or that all defects will be corrected. The warranty set forth in paragraph 5.1 applies only to the latest release of the Product made available by SimplaGene to Licensee.

5.3 Disclaimer and Release. The warranty and the remedies of Licensee set forth in this section 5 are exclusive. SimplaGene does not make or grant, and Licensee hereby waives, releases, and disclaims, all other warranties, obligations and liabilities of SimplaGene, and all other remedies, rights and claims of Licensee, express or implied, arising by law or otherwise, with respect to the product, documentation, services or otherwise arising under this Agreement, including, but not limited to: (a) any implied warranty of merchantability, fitness for a particular purpose, or non-infringement; (b) any implied warranty arising from course of performance, course of dealing or usage of trade; (c) any obligation, liability, right, remedy, or claim in tort, notwithstanding any fault, negligence, strict liability or product liability of SimplaGene (whether active, passive or imputed); and (d) any obligation, liability, remedy, right or claim for infringement.

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                                    SECTION 6
                            LIMITATIONS OF LIABILITY

6.1 Excused Performance. Neither party will be liable for, or be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement (other than payment obligations) as a result of any cause or condition beyond such party's reasonable control.

7.2 Limitation of Liability. In no event will SimplaGene be obligated or liable (whether in contract, warranty, tort, product liability, or other cause of action) for the cost of cover or for any incidental, direct, indirect, special or consequential damages or liabilities (including, but not limited to, any loss of revenue, profit or business) arising from the use of the Product. SimplaGene's liability under this agreement (whether in contract, warranty, tort or otherwise, and notwithstanding any fault, negligence, representation, strict liability or product liability of SimplaGene) shall in no event exceed the total compensation paid to SimplaGene by Licensee under this Agreement. No action regardless of form arising under this Agreement may be brought by Licensee more than six months after Licensee has knowledge of the occurrence which gives rise to the cause of such action.

                                    SECTION 7
                                  MISCELLANEOUS

7.1 Notices. Any notice or other communication under this Agreement given by either party to the other will be deemed to be properly given if given in writing and delivered in person or by facsimile, if acknowledged received by return facsimile or followed within one day by a delivered or mailed copy of such notice, or if mailed, properly addressed and stamped with the required postage, to the intended recipient at its address specified in this Agreement. Either party may from time to time change its address for notices under this paragraph by giving the other party notice of the change in accordance with this paragraph.

7.2 Assignment. Licensee may transfer this Agreement to a successor of Licensee that has acquired substantially all of its business or its interest in the research for which this Agreement has been entered into by the Licensee. Succession shall include, but not be limited to, acquisition, merger, change of corporate name, or change in the make-up, organization, or identity of the Licensee. The transferee shall also be subject to all of the conditions stated in this Agreement. The successor of the Licensee shall execute a new Agreement with SimplaGene within ninety (90) days after such a transfer occurs, and if such new Agreement is not executed, this Agreement shall terminate ninety (90) days after such transfer.

7.3 Nonwaiver. Any failure of either party to insist upon or enforce performance by the other party of any of the provisions of this Agreement or to exercise any rights or remedies under this Agreement will not be interpreted or construed as

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a waiver or  relinquishment  of such  party's  right to assert or rely upon such provision, right or remedy in that or any other instance; rather the same will be and remain in full force and effect.

7.4 Entire Agreement. This Agreement constitutes the entire Agreement between SimplaGene and Licensee, and no amendment of this Agreement will be valid unless set forth in a written instrument signed by both parties.

7.5 Remedies. Licensee acknowledges that any remedy at law for breach of Section 2 would be inadequate, acknowledges that SimplaGene would be irreparably damaged by an actual or threatened breach thereof, and agrees that SimplaGene shall be entitled to an injunction restraining Licensee from any actual or threatened breach of Section 2 as well as any further appropriate equitable relief without any bond or other security being required. In addition to the foregoing, each of the parties hereto shall be entitled to any remedies available at law or in equity with respect to the breach of the terms of this Agreement by the other party.

7.6 Governing Law. This Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the state of Minnesota without reference to its choice of law rules. Licensee will not commence or prosecute any claim, action, suit or proceeding relating to this Agreement or the Product, Documentation, or other items subject to this Agreement other than in the courts of the state of Minnesota, Hennepin County, or the United States district court located in Hennepin County. Licensee hereby irrevocably submits to the personal and subject matter jurisdiction, and waives any claim of inconvenient forum in relation of the venue, of the courts identified in the preceding sentence in connection with any claim, action, suit or proceeding relating to this Agreement or any Product, Documentation, or other items subject to this Agreement.

7.7 Severability. In the event that any provision of this Agreement is determined to violate any law or is unenforceable, the remainder of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written in multiple counterparts, each of which shall be considered an original.


Ningbo SimplaGene Institute,             Licensee
  By and through its agent,
SimplaGene USA, Inc.                     __________________________________



By:                                      By:
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Title:                                   Title:
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Date:                                    Date:
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